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                                                                       EXHIBIT 5

                                Riley M. Murphy
                     American Communications Services, Inc.
                    131 National Business Parkway, Suite 100
                          Annapolis Junction, MD 20701


December 18, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004

Re: AMERICAN COMMUNICATIONS SERVICES, INC. FORM S-4

Gentlemen:


The undersigned has acted as legal counsel to American Communications Services, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (as amended, the "Registration Statement") filed by the Company with the Securities and Exchange Commission on November 28, 1997, as amended by Amendment No. 1 filed on the date hereof, and relating to 150,000 shares of the Company's 12 3/4% Junior Redeemable Preferred Stock due 2009 (the "New Preferred Stock"), to be offered in exchange for an equal number of shares of the Company's outstanding 12 3/4% Junior Redeemable Preferred Stock due 2009 (the "Old Preferred Stock" and, together with the New Preferred Stock, the "Preferred Stock"; the exchange of the Old Preferred Stock for the New Preferred Stock is hereinafter referred to as the "Exchange Offer") pursuant to a Prospectus (the "Prospectus") contained in the Registration Statement.


In the capacity of legal counsel to the Company, the undersigned has examined originals or copies, certified or otherwise identified to the satisfaction of the undersigned, of such documents, corporate records and other instruments as the undersigned has deemed necessary for the purpose of rendering this opinion, including (a) the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof as filed with the Secretary of State of the State of Delaware on October 15, 1997 (the "Certificate of Designation"), and (b) the Registration Rights Agreement dated as of October 16, 1997 between the Company and Bear Stearns & Co. Inc. (the "Registration Rights Agreement"). In the course of such examinations, the undersigned has assumed the genuineness of all documents submitted as originals and the conformity to originals and certified documents of all copies submitted as conformed copies.

Based upon and subject to the foregoing, and assuming that the Registration Statement becomes and remains effective and that applicable state securities laws are complied with, the undersigned is of the opinion that the New Preferred Stock, when duly executed by the Company and authenticated by the Transfer Agent for the Preferred Stock in accordance with the terms of the Certificate of Designation and duly issued and delivered by the Company in exchange for an equal number of shares of Old Preferred Stock pursuant to the terms of the Registration Rights Agreement, will be validly issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to the undersigned under the caption "Legal Matters" in the Prospectus contained therein.

Very truly yours,

/s/ Riley M. Murphy